Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Tuesday, September 29, 2009

Gannett Co., Inc. Announces Offering of Senior Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it intends to offer $200 million of senior notes due 2014 and $200 million of senior notes due 2017 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act, subject to market and other conditions. The notes will be guaranteed on a senior basis by the subsidiaries of the Company that guarantee its revolving credit facilities and term loan.

The Company intends to use the net proceeds from the offering to repay borrowings outstanding under its revolving credit facilities and term loan.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Certain statements in this press release are forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate,” “expect,” “believe,” “intend,” “plan” and “estimate” and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. Such statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors. Any forward-looking statement speaks only as of the date of this press release and, except to the extent required by applicable securities laws, Gannett expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any changes in events. If Gannett does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or any other forward-looking statements.

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 84 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 700 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

For investor inquiries, contact:

Jeff Heinz

Director, Investor Relations

(703) 854-6917

jheinz@gannett.com

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